UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 7, 2013

Swift Transportation Company

(Exact name of Registrant as specified in charter)

Delaware	001-35007	20-5589597
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 South 75th Avenue, Phoenix, Arizona		85043
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 269-9700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 7, 2013, we entered into a Second Amended and Restated Credit Agreement (the “Agreement”) replacing our previous Amended and Restated Credit Agreement dated March 6, 2012 (the “Credit Agreement”). The Agreement replaces our previous first lien term loan B-1 and B-2 tranches with outstanding principal balances of $152.0 million and $508.0 million, respectively, and increases the total outstanding principal balance of the first lien term loan B-1 tranche by $98.0 million to $250.0 million while reducing the balance of the first lien term loan B-2 tranche by the same amount to $410.0 million. In addition, the Agreement reduces the interest rate applicable to the first lien term loan B-1 tranche to the LIBOR rate plus 2.75% with no LIBOR floor, down from LIBOR plus 3.75% with no LIBOR floor, and reduces the interest rate applicable to the first lien term loan B-2 tranche to the LIBOR rate plus 3.00% with a 1.00% LIBOR floor, down from LIBOR plus 3.75% with a 1.25% LIBOR floor.

In addition to the pricing changes described above, the Agreement increased the availability pursuant to the accordion feature from $250 million to $350 million, subject to the satisfaction of certain conditions and the participation of lenders. The covenants, maturity dates, and amortization schedules prior to maturity are unaffected by this Agreement.

The foregoing description of the Second Amended and Restated Credit Agreement and the Credit Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Second Amended and Restated Credit Agreement, which will be filed as an exhibit to our next Quarterly Report on Form 10-Q and is incorporated herein by reference and the Credit Agreement, which is filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed on May 8, 2012 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWIFT TRANSPORTATION COMPANY

By:	/S/ VIRGINIA HENKELS
Name:	VIRGINIA HENKELS
Title:	Executive Vice President and Chief Financial Officer

Dated: March 8, 2013